EXHIBIT 10.138
NUMBER 19980929LMIC
REINSURANCE AGREEMENT
          Reinsurance Agreement (“Agreement”), dated this 29th day of September, 1998 by and between Liberty Mutual Insurance Company, a Massachusetts mutual insurance company (the “Reinsurer” or “LMIC”), and Colorado Casualty Insurance Company, a Colorado corporation (the “Company” or “CCIC”).
WITNESSETH
          It is understood that the Company and the Reinsurer (hereinafter identified as the “parties”) hereto wish to enter into a reinsurance arrangement through which the Company is to bear no business, credit or insurance risk whatsoever (save the risk of the Reinsurer’s insolvency). The Reinsurer shall hold the Company harmless and indemnify it for these risks. The sole consideration provided by the Company, in exchange for the expense reimbursement set forth in Section 3 herein, is to permit the Policies (as hereinafter defined) which are reinsured one hundred percent (100%) under this Agreement to be issued in the name of the Company. All provisions of this Agreement shall be interpreted so as to be in accord with this Preamble.
SECTION 1 — REINSURANCE OBLIGATION
          1.1 The Company agrees to cede to the Reinsurer, and the Reinsurer agrees to accept as quota share reinsurance of the Company, one hundred percent (100%) of the Company’s ultimate net liability under all policies, contracts, binders, or agreements (hereinafter collectively called the “Policies”) issued or assumed during the term of this Agreement (as further described in Sections 1.3 and 1.4) by the Company through agents appointed by Company.
          1.2 Business ceded hereunder shall include every original policy, rewrite, renewal or extension (whether before or after the termination of this Agreement) required by statute or by rule or regulation of any authority having competent jurisdiction, of any Policy of insurance originally ceded hereunder by the Company to the Reinsurer.
          1.3 It is understood that the classes of business reinsured under this Agreement are deemed to include only those policies issued by CCIC or assumed by CCIC under other reinsurance agreements.

          1.4 The Company has the right to place reinsurance (treaty or facultative) on the policies covered under this Agreement. All such reinsurance placed on these policies by the Company shall apply before this Agreement and inure to the benefit of the Reinsurer.
          1.5 All reinsurance under this Agreement shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations as the respective Policies of the Company.
SECTION 2 — TERM AND RUN-OFF CANCELLATION
          2.1 This Agreement shall take effect September 29,1998 as of 12:00:01 a.m., Mountain Standard Time, provided that the closing of the purchase by LMIC of all of the capital stock of CCIC shall have occurred prior to, or within twenty-four (24) hours after, the effectiveness of this Agreement. This Agreement shall remain continuously in force until terminated in accordance with Section 2.4.
          2.2 When this Agreement terminates for any reason, reinsurance hereunder shall continue to apply to the Policies in force at the time and date of termination until expiration or cancellation of such Policies. It is understood that any Policies with effective dates prior to the termination but issued after the termination date are covered under the Agreement. Additionally, the reinsurance hereunder shall continue to apply as to Policies which must be issued or renewed by the Company, as a matter of state law or regulation or because an agent has not been timely canceled, until the expiration dates on said Policies.
          2.3 Upon termination of this Agreement, the Reinsurer and the Company shall not be relieved of or released from any obligation created by or under this Agreement in relation to payment, expenses, reports, accounting or claims handling, relating to Policies under this Agreement existing and in effect on the date of such termination. The parties hereto expressly covenant and agree that they will cooperate with each other in the handling of all such run-off insurance business until all Policies have expired either by cancellation or by terms of such Policies and all outstanding losses and loss adjustment expenses have been settled. While by law and regulation the Company recognize its primary obligations to its policyholders, the Reinsurer recognizes that there shall be no added cost or involvement by the Company in servicing this run-off.
          2.4 This Agreement may be canceled at any time in accordance with the following terms and conditions, provided that unilateral cancellation by the Reinsurer of previously ceded risks is only permitted for non-payment of reinsurance considerations by the Company:

          (a) This Agreement may be canceled at any time by either party giving the other party and the Colorado Commissioner of Insurance at least ninety (90) days’ advance written notice by certified mail, return receipt requested, of such intent to cancel.
          (b) This Agreement may be canceled by giving 60 days’ written notice to the other party and to the Colorado Commissioner of Insurance by any party hereto should Reinsurer or Company be declared insolvent or be ordered into liquidation, conservatorship or rehabilitation by a court of competent jurisdiction.
SECTION 3 — EXPENSE REIMBURSEMENT
          3.1 The amount of expense reimbursement granted to the Company per month shall be equal to the amount of (i) any premium taxes due on Policies issued under this Agreement and (ii) agent commissions paid and accrued on Policies issued under this Agreement.
          3.2 On or before the forty-eighth (48th) day following the end of each calendar quarter, Reinsurer shall pay to Company the expense reimbursement described in Section 3.1 for all Policies issued during the preceding calendar quarter. The Company shall be responsible for and shall make direct payments of Agents’ Commissions to Agents.
SECTION 4 — LOSS SETTLEMENTS
          4.1 The Reinsurer shall assume one hundred percent (100%) of the risks covered by this Agreement and shall be solely and directly liable for one hundred percent (100%) of all net losses, judgments, settlements, and expenses (including, but not limited to, all legal fees and interest on judgments) incurred in connection with the investigation, settlement or contesting of the validity of claims or losses under the Policies reinsured under this Agreement. The Reinsurer has assumed, and does hereby assume, sole responsibility, whether directly or through the Agents, for the payment of the claims or losses under the Policies reinsured hereunder. In this connection, the Reinsurer shall be reimbursed for one hundred percent (100%) of any net amounts received by the Company as salvage or subrogation recovery.
          4.2 The Reinsurer hereby empowers the Company, in the Company’s discretion and under its supervision, to appoint the Agents to accept notice of and investigate any claim arising under any of the Policies and to pay, adjust, settle, resist, or compromise any such claim. All such loss settlements, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer. However, should the Company be ordered or instructed by any regulatory agency of competent jurisdiction to take any action or refrain from taking any action with regard to any claim, then the Reinsurer shall be bound by and shall follow the order or instructions of such regulatory agency as though the Reinsurer were the object of such order or instruction.
          4.3 The Company shall notify the Reinsurer of any claim, suit, or action against the Company under any of the Policies written pursuant to this Agreement within ten (10) days of actual knowledge of said claim, suit, or action, and will promptly furnish to the Reinsurer or its designated representative all summonses, citations, complaints, petitions, counterclaims, and other pleadings and legal instruments served upon or delivered to the Company in connection therewith. The Company hereby further empowers the Reinsurer to dispose of any salvage received as the result of any loss settlement hereunder, to enforce (by the institution of suit for damages or otherwise) any right of the Company against any person or organization for any loss under any of the Policies, and to employ legal counsel when necessary. All sums received as a result of such authorized actions by the Reinsurer shall be treated as current loss recoveries by the Company and the Reinsurer. The Company further agrees to execute and deliver to the Reinsurer any and all legal instruments necessary to implement the foregoing authorizations. Upon request, the Reinsurer shall furnish to the Company any and all documents and correspondence relating to the subject matter hereof. Drafts in payment of losses insured under the Company’s Policies shall be signed by the Reinsurer or Company shall pay such drafts as drawn by the Reinsurer’s or Company’s Claims or Loss Department or their appointed loss representatives. Notwithstanding Section 4.2 or any other provision of this Agreement to the contrary, this Agreement shall not be construed or deemed to create any direct right of action or privity of contract between the Company’s policyholders and the Reinsurer.
          4.4 All records pertaining to claims arising under the Policies issued by the Company in connection with this Agreement shall be retained by Company.
SECTION 5 — PREMIUM COLLECTION
          5.1 The Company shall have the sole responsibility for the collection of premiums from the respective insureds on Policies written pursuant to this Agreement.
          5.2 The Company shall be liable for collection of balances from insureds and/or Agents, and the Reinsurer’s liability hereunder shall not be reduced by the failure to collect any balances.

SECTION 6 — ERRORS AND OMISSIONS
     The Company shall not be prejudiced, in any way, by any error or omission with respect to its performance under this Agreement, whether such error or omission is the result of clerical error, accident, or oversight to cede to the Reinsurer any reinsurance properly attributed to the Reinsurer’s share under the terms of this Agreement, erroneous cancellation, either partial or total, of any cession hereunder, failure to report or erroneous reporting of any losses, or by any other error or omission; provided, however, that the Company shall take such steps as are necessary or appropriate to correct any such error or omission as soon as is practicable upon its actual discovery by the Company.
SECTION 7 — INSPECTION OF RECORDS
     The books and records pertaining to liability and losses under this Agreement maintained by either party hereto shall at all times be subject to the inspection by an authorized representative of the other party. This provision shall survive the termination of this Agreement.
SECTION 8 — OTHER DUTIES OF THE REINSURER AND COMPANY
          8.1 In addition to the duties of the Company specifically expressed or implied herein, Company shall be solely responsible for all of the administration of the insurance business subject to the reinsurance under this Agreement and all of the costs of such administration, including, but not limited to, costs of premium collection, costs of printing forms, underwriting, servicing, settling, and payment of all claims and expenses.
          8.2 The Reinsurer and the Company shall perform their obligations under this Agreement in compliance with law and all regulations or directives duly promulgated by the Colorado Division of Insurance and the laws of the other applicable jurisdictions, and the Reinsurer shall cooperate with the Company to the extent necessary to enable the Company to comply with such laws, regulations and directives.
          8.3 The Company shall be responsible for the control of the Agents appointed by Company, including the financial condition of such Agents.
          8.4 The Company hereby guarantees payment to the Reinsurer of any premium or other amounts due the Reinsurer for Polices reinsured under this Agreement. The Company or is designated representatives shall be solely responsible for notifying the Agents of this Agreement and of any termination hereof, and for the consequences of any failure to provide such notification.
          8.5 Consistent with the provisions of this Section, the Reinsurer hereby guarantees that the Company shall receive the expense reimbursement provided by Section 3.1 hereof, irrespective of any events, losses or developments occurring during the term of this Agreement. The Reinsurer’s obligation with respect to payment of such expense reimbursement of the Company is not dependent upon performance of the Agents, underwriting experience, loss experience or any other event foreseen by the parties at the inception of this Agreement.
SECTION 9 — ASSESSMENTS OR ASSIGNMENTS
     The Reinsurer hereby assumes liability for any and all assessments and assignments (whether before or after the termination of this Agreement) imposed as a result of Policies reinsured hereunder levied or made by a guaranty fund, insolvency fund, plan, pool, association, or other arrangement created by statute or regulation.
SECTION 10 — INSOLVENCY
     In the event of the insolvency of the Company (including any appointment of a receiver or liquidator), this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. The liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Reinsurer or the Company indicating the policy or bond reinsured and whether the claim could involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor.
SECTION 11 — REGULATORY MATTERS

          11.1 It is the parties’ understanding that the Colorado Commissioner of Insurance views premiums which are over ninety (90) days due (aged by item and effective date) from the Agent to the Company as non-admitted assets. In confirmation of the liabilities assumed by the Reinsurer under this Agreement, the Reinsurer hereby assumes one hundred (100%) of all liability and responsibility for all premiums in the course of collection.
          11.2 The Reinsurer shall agree, at no cost to the Company, to take those actions (including, but not limited to, modification in how funds are handled and how accounts are cleared and settled) and agree to those arrangements necessary to ensure that the Company suffers no adverse impact because of this Agreement and is in compliance with the laws of the State of Colorado and regulations promulgated by any governmental entity thereof, including the Commissioner of Insurance, insofar as this Agreement is concerned.
SECTION 12 — MISCELLANEOUS
     Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been duly given only when received by the party to whom such notice or communication is addressed at the following addresses (or at such other address for a party as shall be specified by like notice)

To Company:	James Morey, President
Colorado Casualty Insurance Company
9800 South Meridian Boulevard
Englewood, CO 80155-3329

To Reinsurer:	Dennis J. Langwell
Vice President and Comptroller
Liberty Mutual Insurance Company
175 Berkeley Street
Boston, MA 02117-0140
     Gender and Number. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.
     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto but shall not be assigned by either of the parties without the prior written consent of the other.
     Waiver. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect such party’s right at a later date to enforce the same. No waiver by either party of a condition or a breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of such condition, breach or waiver of any condition or of the breach of any other term, covenant, representation or warranty of this Agreement.
     Attorneys’ Fees. If either party hereto becomes a party to litigation or any other proceeding in connection with or related to this Agreement with the other party and prevails in such litigation or proceeding, the other party will pay the cost and expenses relating to such litigation or other proceeding including, without limitation, the attorneys’ fees and expenses of investigation of the prevailing party.
     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.
     Entire Agreement. This Agreement sets forth the entire understanding of the Reinsurer and the Company and supersedes all prior agreements, arrangements, and communications, whether oral or written, between the Reinsurer and the Company with respect to the subject matter hereof; and this Agreement shall not be modified or amended other than by written agreement of the Reinsurer and the Company. Captions appearing in this Agreement are for convenience of reference only and shall not be deemed to explain, limit or amplify the provisions hereof.
     Governing Law. This Agreement shall be governed by, construed in accordance with, the laws of the State of Colorado.
     Venue and Jurisdiction. Company hereby irrevocably submits to the non-exclusive jurisdiction of any county, state of federal court of general and competent jurisdiction located within the counties of Douglas, Arapahoe or Denver, State of Colorado, with respect to any legal action or proceeding arising out of or connected with this Agreement.
     Alternative Dispute Resolution. At the option of either party, any and all disputes or controversies, whether of law or fact, of any nature whatsoever, arising from or respecting this Agreement shall be decided by arbitration conducted in accordance with the rules and regulations of the American Arbitration Association. The arbitrators shall be selected as follows: Reinsurer and Company shall each select one independent, qualified arbitrator and the two arbitrators so selected (the “Party Arbitrators”) shall choose the third arbitrator; provided that if the Party Arbitrators are unable to select a third arbitrator within fifteen (15) business days from the date the second Party Arbitrator is selected, the Colorado Commissioner of Insurance shall select the third arbitrator. Arbitration shall take place in the Denver, Colorado metropolitan area.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

LIBERTY MUTUAL INSURANCE COMPANY
By:	/s/
Its: Senior Vice President & CFO

COLORADO CASUALTY INSURANCE COMPANY
By:	/s/
Its: President